EXHIBIT 1.A

                      DIRECTORS, EXECUTIVE OFFICERS AND
                           TEN PERCENT STOCKHOLDERS

          DIRECTORS AND EXECUTIVE OFFICERS

                    The following table sets forth the name and positions with MWC Holdings, Inc. ("Holdings") of each of the Directors and executive officers of Holdings.
          Additional information with respect to each such individual is contained below under "Background of Directors and Executive Officers."

                    Name                          Positions

               Richard W. Tuley1             President and Director
               John R. Kinstler1             Vice President
               Thomas R. Collins1            Vice President and
                                               Treasurer
               Dale R. Martin1               Secretary
               Peter A. Joseph2              Director
               Angus C. Littlejohn, Jr.2     Director
               Paul S. Levy2                 Director
               Marcos A. Rodriguez2          Director

          BACKGROUND OF DIRECTORS AND EXECUTIVE OFFICERS

                    MR. TULEY has been President of Holdings and Motor Wheel Corporation ("MWC") since May 1995. Previously, he was Chief Operating Officer since September 1994, and Executive Vice President and General Manager - Commercial Highway Products of MWC since 1991. He was Chief Financial Officer of MWC from 1982, when he joined MWC, through 1991. He has served as a Director of Holdings since December 1986.

                    MR. KINSTLER has been Executive Vice President of Engineering of MWC since September 1994. He was Vice President of Manufacturing from 1992 through September 1994 and Executive Vice President of Engineering and Quality from 1989 through 1992.

                    MR. COLLINS has been Vice President and
          Treasurer of Holdings since 1986 and Vice President,
          Treasurer and Chief Financial Officer of MWC since
          October 1991.

                    MR. MARTIN has been Secretary of Holdings since 1986 and Vice President, Secretary and General Counsel of MWC since 1989.


          1    The business address of these persons is 2501
               Woodlake Circle, Okemos, Michigan 48864.

          2    The business address of these persons is 450
               Lexington Avenue, Suite 3350, New York, New York
               10017.


                    MR. JOSEPH has been a General Partner of Joseph Littlejohn & Levy since 1988. Mr. Joseph has been a Director of Holdings since November 1995. Mr. Joseph serves on the Board of Directors of Foodbrands America, Inc., OrNda HealthCorp, Lancer and Fairfield Manufacturing Co., Inc. Mr. Joseph is also President and Secretary of Lancer and Vice President and Secretary of Fairfield.

                    MR. LITTLEJOHN has been a General Partner of Joseph Littlejohn & Levy since 1988. Mr. Littlejohn has been a Director of Holdings since November 1995. Mr. Littlejohn serves on the Board of Directors of Foodbrands America, Inc., OrNda Health Corp, Lancer and Fairfield Manufacturing Co., Inc. In addition, Mr. Littlejohn is Vice Chairman and Chief Financial Officer of Lancer and Vice President of Fairfield.

                    MR. LEVY has been a General Partner of Joseph Littlejohn & Levy since 1988. Mr. Levy has been a Director of Holdings since November 1995. Mr. Levy serves as Chief Executive Officer and Chairman of the Board of Directors of Lancer and as a member of the Board of Directors of Foodbrands America, Inc., OrNda HealthCorp and Fairfield Manufacturing Co., Inc. Mr. Levy is also Vice President and Assistant Secretary of Fairfield.

                    MR. RODRIGUEZ has been a Principal of Joseph
          Littlejohn & Levy since 1992 and served in various other positions with Joseph Littlejohn & Levy since 1989. Mr. Rodriguez has been a Director of Holdings since November 1995.


     TEN PERCENT STOCKHOLDERS

                                                               Percent of
                                                Amount and     Outstanding
                                                Nature of      Stock of
                                                Beneficial     Holdings
     Name                                       Ownership      Common Stock

     Joseph Littlejohn & Levy Fund II L.P. . .   281.4815        74.6%
       c/o Joseph Littlejohn & Levy
       450 Lexington Avenue, Suite 3350
       New York, NY  10017

     Peter A. Joseph . . . . . . . . . . . . .   281.48151       74.6%
     Angus C. Littlejohn, Jr.  . . . . . . . .   281.48151       74.6%
     Paul S. Levy  . . . . . . . . . . . . . .   281.48151       74.6%


     1 Messrs. Joseph, Littlejohn and Levy are General Partners of Joseph Littlejohn & Levy which is the manager of Joseph Littlejohn & Levy Fund II L.P. Each of Messrs. Joseph, Littlejohn and Levy disclaim beneficial ownership of any shares of Holdings Common Stock held by Joseph Littlejohn & Levy Fund II L.P. Certain information regarding Messrs. Joseph, Littlejohn and Levy is set forth above under "Background of Directors and Executive Officers."